Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS SECOND QUARTER 2021 RESULTS

THE WOODLANDS, TX – August 3, 2021 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its second quarter ended June 30, 2021. Total revenues for the second quarter of 2021 were $142.2 million compared to $141.2 million for the first quarter of 2021 and $101.9 million for the second quarter of 2020. Net loss for the second quarter of 2021 was $6.0 million, or ($0.07) per share, compared to a net loss of $5.4 million, or ($0.06) per share, for the first quarter of 2021, and a net loss of $26.2 million, or ($0.29) per share, for the second quarter of 2020.
Second quarter 2021 results include a $1.0 million pre-tax gain in the Industrial Solutions segment ($0.01 per share after-tax) related to a legal settlement as well as $0.6 million of pre-tax charges in the Fluids Systems segment ($0.01 per share after-tax) related to severance costs.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “Our second quarter results reflect another step forward in our strategy execution, as we continue to reshape and position the Company for sustainable and profitable growth. Consolidated revenues improved 1% sequentially to $142 million, with a 28% increase in international Fluids Systems revenues and a 15% improvement in Industrial Solutions rental and service revenues offsetting the previously anticipated pullback in Industrial Solutions product sales.
“Our Industrial Solutions business continues to demonstrate the value of our diversification efforts, as we expand our presence in the power transmission and other industrial end-markets. As anticipated, coming off the exceptionally strong first quarter product sales, segment revenues declined 15% sequentially to $45 million in the second quarter, as site access product sales pulled back to $10 million for the quarter. Partially offsetting the product sales reduction, rental and service revenues improved 15% sequentially, contributing $33 million of revenues in the second quarter, including a record $25 million contribution from the power transmission and other industrial end-markets, reflecting strong performance both in the U.S. and the United Kingdom. With the lower revenue, our Industrial Solutions operating margin declined modestly to 22% in the second quarter.”
Howes continued, “In the Fluids Systems segment, revenues improved 11% sequentially, benefitting from project start-ups and the early phases of recovery within certain international markets, following the COVID-related disruptions that significantly impacted the previous four quarters. Our international revenues improved 28% sequentially to $35 million in the second quarter, benefitting primarily from improvements in Europe and North Africa. In North America, revenues improved modestly to $62 million, with a 19% improvement in the U.S. largely offset by the seasonal pullback in Canada. Despite the revenue growth and positive earnings contribution from our international business, the Fluids segment remained below EBITDA break-even in the second quarter, impacted by elevated operating expenses, including employee severance and costs associated with our ongoing inventory rationalization efforts. In addition, the quarter was impacted by an unfavorable sales mix on U.S. land, which we expect to normalize going forward.

“For the first half of 2021, we generated $26 million of cash from operations, while leveraging our capital-light business model to deliver $25 million of Free Cash Flow, ending the second quarter with a total debt balance of $78 million and a cash balance of $35 million,” added Howes. “With an improving economic outlook and a very modest debt burden, we are well positioned to fund our growth objectives and generate strong free cash flow over the long-term.”
Balance Sheet Classification of Convertible Notes due December 2021
Our U.S. asset-based loan facility (“ABL Facility”) requires that we meet certain minimum financial requirements to include eligible rental mat assets in the ABL Facility borrowing availability as well as to utilize the ABL Facility to fund the repayment of our Convertible Notes. As measured on the trailing twelve-month period ended June 30, 2021, we have satisfied these ABL Facility requirements and intend to fund the repayment of the Convertible Notes due December 2021 utilizing borrowings under the ABL Facility, which matures in March 2024. Accordingly, the Convertible Notes were reclassified from current debt to long-term debt in the June 30, 2021 balance sheet. After giving effect to satisfying the ABL Facility requirements, total availability under the ABL Facility is $108 million, inclusive of $24 million in eligible rental mats, with $21 million outstanding as of August 2, 2021.
Segment Results
The Fluids Systems segment generated revenues of $97.1 million for the second quarter of 2021 compared to $87.8 million for the first quarter of 2021 and $74.7 million for the second quarter of 2020. Segment operating loss was $6.5 million for the second quarter of 2021 compared to an operating loss of $6.8 million for the first quarter of 2021 and an operating loss of $25.1 million for the second quarter of 2020. Operating loss for the second quarter of 2021 includes $0.6 million of charges related to severance costs. Operating loss for the second quarter of 2020 included $11.7 million of charges primarily related to inventory write-downs, severance costs, and facility exit costs.
The Industrial Solutions segment generated revenues of $45.2 million for the second quarter of 2021 compared to $53.3 million for the first quarter of 2021 and $27.3 million for the second quarter of 2020. Segment operating income was $10.1 million for the second quarter of 2021 compared to $13.1 million for the first quarter of 2021 and $1.0 million for the second quarter of 2020. Operating income for the second quarter of 2021 includes a $1.0 million gain related to a legal settlement.

Conference Call
Newpark has scheduled a conference call to discuss second quarter of 2021 results and its near-term operational outlook, which will be broadcast live over the Internet, on Wednesday, August 4, 2021 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 18, 2021 and may be accessed by dialing 201-612-7415 and using pass code 13720703#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a geographically diversified supplier providing products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2020, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the availability of raw materials; business acquisitions and capital investments; our market competition; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity breaches or business system disruptions; our ability to maintain compliance with the New York Stock Exchange’s continued listing requirements; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues	$142,249	$141,172	$101,946	$283,421	$266,496
Cost of revenues	124,106	119,991	112,290	244,097	258,374
Selling, general and administrative expenses	22,980	20,911	20,937	43,891	45,633
Other operating income, net	(1,590)	(274)	(742)	(1,864)	(1,086)
Operating income (loss)	(3,247)	544	(30,539)	(2,703)	(36,425)

Foreign currency exchange (gain) loss	224	(332)	781	(108)	2,763
Interest expense, net	2,164	2,408	2,912	4,572	6,113
(Gain) loss on extinguishment of debt	—	790	(1,334)	790	(419)
Loss before income taxes	(5,635)	(2,322)	(32,898)	(7,957)	(44,882)

Provision (benefit) for income taxes	363	3,040	(6,654)	3,403	(6,490)
Net loss	$(5,998)	$(5,362)	$(26,244)	$(11,360)	$(38,392)

Calculation of EPS:
Net loss - basic and diluted	$(5,998)	$(5,362)	$(26,244)	$(11,360)	$(38,392)

Weighted average common shares outstanding - basic	91,145	90,701	89,981	90,924	89,813
Dilutive effect of stock options and restricted stock awards	—	—	—	—	—
Dilutive effect of Convertible Notes	—	—	—	—	—
Weighted average common shares outstanding - diluted	91,145	90,701	89,981	90,924	89,813

Net loss per common share - basic:	$(0.07)	$(0.06)	$(0.29)	$(0.12)	$(0.43)
Net loss per common share - diluted:	$(0.07)	$(0.06)	$(0.29)	$(0.12)	$(0.43)

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues
Fluids Systems	$97,093	$87,849	$74,662	$184,942	$207,467
Industrial Solutions	45,156	53,323	27,284	98,479	59,029
Total revenues	$142,249	$141,172	$101,946	$283,421	$266,496

Operating income (loss)
Fluids Systems (1)	$(6,531)	$(6,767)	$(25,059)	$(13,298)	$(27,327)
Industrial Solutions (2)	10,143	13,130	1,005	23,273	4,067
Corporate office (3)	(6,859)	(5,819)	(6,485)	(12,678)	(13,165)
Total operating income (loss)	$(3,247)	$544	$(30,539)	$(2,703)	$(36,425)

Segment operating margin
Fluids Systems	(6.7)%	(7.7)%	(33.6)%	(7.2)%	(13.2)%
Industrial Solutions	22.5%	24.6%	3.7%	23.6%	6.9%
(1)Fluids Systems operating loss for both the three and six months ended June 30, 2021 includes $0.6 million of charges related to severance costs. Fluids Systems operating loss for the three and six months ended June 30, 2020 included $11.7 million and $12.9 million, respectively, of charges related to inventory write-downs, severance costs, and facility exit costs.
(2)Industrial Solutions operating income for both the three and six months ended June 30, 2021 includes a $1.0 million gain related to a legal settlement.
(3)Corporate office expenses for the three and six months ended June 30, 2020 included $0.2 million and $0.4 million, respectively, of charges related to severance costs.

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$35,094	$24,197
Receivables, net	142,789	141,045
Inventories	147,191	147,857
Prepaid expenses and other current assets	16,959	15,081
Total current assets	342,033	328,180

Property, plant and equipment, net	266,355	277,696
Operating lease assets	29,067	30,969
Goodwill	42,484	42,444
Other intangible assets, net	23,605	25,428
Deferred tax assets	3,566	1,706
Other assets	2,437	2,769
Total assets	$709,547	$709,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$11,255	$67,472
Accounts payable	70,527	49,252
Accrued liabilities	37,281	36,934
Total current liabilities	119,063	153,658

Long-term debt, less current portion	66,545	19,690
Noncurrent operating lease liabilities	23,530	25,068
Deferred tax liabilities	15,269	13,368
Other noncurrent liabilities	8,896	9,376
Total liabilities	233,303	221,160

Common stock, $0.01 par value (200,000,000 shares authorized and 109,003,762 and 107,587,786 shares issued, respectively)	1,090	1,076
Paid-in capital	629,833	627,031
Accumulated other comprehensive loss	(56,786)	(54,172)
Retained earnings	38,510	50,937
Treasury stock, at cost (16,956,256 and 16,781,150 shares, respectively)	(136,403)	(136,840)
Total stockholders’ equity	476,244	488,032
Total liabilities and stockholders' equity	$709,547	$709,192

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2021	2020
Cash flows from operating activities:
Net loss	$(11,360)	$(38,392)
Adjustments to reconcile net loss to net cash provided by operations:
Inventory impairments	—	8,996
Depreciation and amortization	21,493	22,915
Stock-based compensation expense	3,273	3,077
Provision for deferred income taxes	402	(11,418)
Credit loss expense	230	726
Gain on sale of assets	(5,358)	(2,163)
(Gain) loss on extinguishment of debt	790	(419)
Amortization of original issue discount and debt issuance costs	2,068	2,801
Change in assets and liabilities:
(Increase) decrease in receivables	(5,594)	66,510
(Increase) decrease in inventories	(209)	7,512
Increase in other assets	(2,236)	(5,294)
Increase (decrease) in accounts payable	21,344	(26,577)
Increase (decrease) in accrued liabilities and other	994	(3,261)
Net cash provided by operating activities	25,837	25,013

Cash flows from investing activities:
Capital expenditures	(10,477)	(10,655)
Proceeds from sale of property, plant and equipment	9,208	7,963
Net cash used in investing activities	(1,269)	(2,692)

Cash flows from financing activities:
Borrowings on lines of credit	97,746	117,068
Payments on lines of credit	(100,469)	(116,207)
Purchases of Convertible Notes	(18,107)	(29,124)
Proceeds from term loan	8,258	—
Debt issuance costs	(196)	—
Purchases of treasury stock	(1,350)	(326)
Other financing activities	808	2,480
Net cash used in financing activities	(13,310)	(26,109)

Effect of exchange rate changes on cash	(591)	(2,713)

Net increase (decrease) in cash, cash equivalents, and restricted cash	10,667	(6,501)
Cash, cash equivalents, and restricted cash at beginning of period	30,348	56,863
Cash, cash equivalents, and restricted cash at end of period	$41,015	$50,362

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Free Cash Flow, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
EBITDA and EBITDA Margin
The following tables reconcile the Company’s net income (loss) or segment operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measure of EBITDA:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net loss (GAAP) (1)	$(5,998)	$(5,362)	$(26,244)	$(11,360)	$(38,392)
Interest expense, net	2,164	2,408	2,912	4,572	6,113
Provision (benefit) for income taxes	363	3,040	(6,654)	3,403	(6,490)
Depreciation and amortization	10,663	10,830	11,462	21,493	22,915
EBITDA (non-GAAP) (1)	$7,192	$10,916	$(18,524)	$18,108	$(15,854)
(1)Net loss and EBITDA for the three and six months ended June 30, 2021 includes a $1.0 million gain related to a legal settlement as well as $0.6 million of charges related to severance costs. Net loss and EBITDA for the three months ended March 31, 2021 and six months ended June 30, 2021 include a $0.8 million loss associated with the purchase of a portion of our convertible notes on the open market. Net loss and EBITDA for the three months ended June 30, 2020 included $10.6 million of charges, consisting of a $1.3 million gain associated with the purchase of a portion of our convertible notes on the open market and a total of $11.9 million of charges related to inventory write-downs, severance costs, and facility exit costs. Net loss and EBITDA for the six months ended June 30, 2020 included $12.9 million of charges, consisting of a $0.4 million gain associated with the purchase of a portion of our convertible notes on the open market and a total of $13.3 million of charges related to inventory write-downs, severance costs, and facility exit costs.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Fluids Systems	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating loss (GAAP) (1)	$(6,531)	$(6,767)	$(25,059)	$(13,298)	$(27,327)
Depreciation and amortization	4,537	4,627	5,225	9,164	10,459
EBITDA (non-GAAP) (1)	(1,994)	(2,140)	(19,834)	(4,134)	(16,868)
Revenues	97,093	87,849	74,662	184,942	207,467
Operating Margin (GAAP)	(6.7)%	(7.7)%	(33.6)%	(7.2)%	(13.2)%
EBITDA Margin (non-GAAP)	(2.1)%	(2.4)%	(26.6)%	(2.2)%	(8.1)%
(1)Operating loss and EBITDA for the three and six months ended June 30, 2021 includes $0.6 million of charges related to severance costs. Operating loss and EBITDA for the three and six months ended June 30, 2020 included $11.7 million and $12.9 million, respectively, of charges related to inventory write-downs, severance costs, and facility exit costs.

Industrial Solutions	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating income (GAAP) (1)	$10,143	$13,130	$1,005	$23,273	$4,067
Depreciation and amortization	5,040	5,136	5,157	10,176	10,325
EBITDA (non-GAAP) (1)	15,183	18,266	6,162	33,449	14,392
Revenues	45,156	53,323	27,284	98,479	59,029
Operating Margin (GAAP)	22.5%	24.6%	3.7%	23.6%	6.9%
EBITDA Margin (non-GAAP)	33.6%	34.3%	22.6%	34.0%	24.4%
(1)Operating income and EBITDA for the three and six months ended June 30, 2021 includes a $1.0 million gain related to a legal settlement.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Free Cash Flow
The following table reconciles the Company’s net cash provided by (used in) operating activities calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s free cash flow:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net cash provided by (used in) operating activities (GAAP)	$(1,936)	$27,773	$20,625	$25,837	$25,013
Capital expenditures	(1,828)	(8,649)	(4,006)	(10,477)	(10,655)
Proceeds from sale of property, plant and equipment	1,181	8,027	4,290	9,208	7,963
Free Cash Flow (non-GAAP)	$(2,583)	$27,151	$20,909	$24,568	$22,321

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	June 30, 2021	December 31, 2020
Current debt	$11,255	$67,472
Long-term debt, less current portion	66,545	19,690
Total Debt	77,800	87,162
Total stockholders’ equity	476,244	488,032
Total Capital	$554,044	$575,194

Ratio of Total Debt to Capital	14.0%	15.2%

Total Debt	$77,800	$87,162
Less: cash and cash equivalents	(35,094)	(24,197)
Net Debt	42,706	62,965
Total stockholders’ equity	476,244	488,032
Total Capital, Net of Cash	$518,950	$550,997

Ratio of Net Debt to Capital	8.2%	11.4%
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